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                                                                     Exhibit 8.2



                        [Letterhead of Bennett Jones LLP]


                                                                  April 19, 2001



Calpine Canada Energy Finance ULC
50 West San Fernando Street
San Jose, California 95113

Calpine Canada Energy Finance ULC
Suite 800, Purdy's Wharf, Tower 1
1959 Upper Water Street
P.O. Box 997
Halifax, Nova Scotia B3J 3N2



Dear Sirs:

     We have acted as special Canadian tax counsel to Calpine Corporation and Calpine Canada Energy Finance ULC ("Calpine Finance") in connection with the proposed issuance by Calpine Finance of US$1,500,000,000 of Senior Notes (the "Notes"), which are to be irrevocably and unconditionally guaranteed by Calpine Corporation. As requested, we are rendering our opinion with respect to certain Canadian federal income tax consequences to original purchasers of the Notes. For the purpose of providing our opinion, we have reviewed, and our opinion is based upon, the following documents:

     (a) the Registration Statement on Form S-3 (the "Registration Statement"), which was initially filed with the Securities and Exchange Commission (the "SEC") on March 21, 2001;

     (b) the amended Registration Statement (the "Amended Registration Statement"), which is to be filed with the SEC on April 19, 2001;

     (c) the preliminary Prospectus Supplement, which is to be dated April 19, 2001, and to be filed with the SEC on April 19, 2001; and

     (d) the forms of Indenture and Guarantee Agreement which are to be filed as exhibits to the Amended Registration Statement.

     Our opinion is based on the current provisions of the Income Tax Act (Canada) (the "ITA") and the regulations thereunder, our understanding of the current assessing and administrative practices of the Canada Customs and Revenue Agency (the "CCRA") and all specific proposals to amend the ITA and the regulations thereunder which have been publicly announced by the Minister of Finance (Canada) before the date hereof. Our opinion does not otherwise take into account or anticipate changes in the law or in the assessment and administrative practices of the CCRA, whether by judicial, governmental or legislative decision or action, and does not take into account tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada. We assume that the obligations contained in the operative documents which pertain to the Notes, and which are contemplated by the Registration Statement, will be performed in accordance with the terms described therein.

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 Based on the foregoing and subject to the assumptions, qualifications and limitations contained therein, we hereby confirm our opinion contained in the preliminary Prospectus Supplement under the caption "Certain Canadian Federal Income Tax Considerations."

     We have not considered, and render no opinion on, any aspect of law other than as expressly set forth above.

     We hereby consent to the filing of this opinion as Exhibit 8.2 to the Amended Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                                         Yours very truly,

                                         /s/ Bennett Jones LLP